NEWS RELEASE
April 6, 2005

Quincy Gold Corp. appoints William M. Sheriff to Board of Directors

Toronto, Ontario - The Board of Directors of Quincy Gold Corp.’s (TSX-V: QGO; OTCBB: QCYG) is pleased to announce that the Company has appointed William M .Sheriff to the Board.

Mr. Sheriff of Dallas, Texas is known to be one of the leading prospect developers in the Western United States having generated numerous exploration projects to many major mining companies including Newmont, Anglo, Uranerz, Atlas, Cordex, Homestake, FMC and others. Mr. Sheriff is also a director of Energy Metals Corporation and Castleworth Ventures Inc. He began his career with Cyprus Minerals-AMOCO in 1980 working on molybdenum deposits in Montana. From 1981 to 1984 as Research Geologist for Amselco Exploration, he was responsible for prospect generation for the southwest USA. From 1985 to present, he was founder and President of Platoro West Incorporated, a minerals exploration firm specializing in project identification and acquisition throughout the western USA. Platoro West has exclusive access to proprietary databases from Union Carbide and US Smelting's worldwide exploration programs along with uranium exploration data bases from UV Industries, Ranchers Exploration and Hecla Mining. From 2002 until present, Mr. Sheriff has served as the President of Pacific Intermountain Gold Corporation (PIGCO), a private corporation owned by Seabridge Gold Corporation. PIGCO holds over 30 advanced gold exploration projects throughout Nevada. Mr. Sheriff received his BSc in Geology from Fort Lewis College in Durango, Colorado and conducted graduate studies at the University of Texas-El Paso in Mining Geology and Mineral Economics.

The Company also announces that George Cole and William Utterback have tendered their resignations as directors of the Company. The Board of Directors wishes to thank Messrs. Cole and Utterback for their services to the Company and wish them the best in their future endeavors.

To find out more about Quincy Gold Corp visit our website at www.quincygold.com or contact:

Daniel T. Farrell, Chairman & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com

Art D. Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincygold.com

Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.